Exhibit 99.2

OFFICEMAX INCORPORATED
2008 Director Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award (the “Award”) is granted on July 23, 2008 (the “Award Date”) by OfficeMax Incorporated (“OfficeMax”) to                         (“Director” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan (the “Plan”) and the following terms of this agreement (the “Agreement”):Terms and Conditions.  The Award is subject to all the terms and conditions of the Plan.  All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan.  If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement explicitly states that an exception to the Plan is being made.

1.                                       Award.  You are awarded X,XXX restricted stock units, at no cost to you, subject to the restrictions set forth in the Plan and this Agreement.

2.                                       Vesting.  The units will vest six months following the Award Date, January 23, 2009, if you are then still an OfficeMax Director.  The units will vest immediately if you terminate service as a director prior to the six month anniversary of the Award Date due to your death or total and permanent disability.  Vested units will be payable six months following the date of your termination of service as a director due to your (i) retirement or resignation from the Board, (ii) death or (iii) total and permanent disability, provided that such termination constitutes a separation from service under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), or, if later, upon the first date that payment may be made without violating the requirements of Code Section 409A.  Unless otherwise approved by the Board of Directors or as set forth in Section 4 below, if you terminate service as a director prior to six months following the Award Date for a reason other than death or total and permanent disability, your Award will be forfeited.

3.                                       Change in Control.  In the event of a Change in Control prior to the end of the restriction period pursuant to paragraph 3, the continuing entity may either continue this Award or replace this Award with an award of at least equal value with terms and conditions not less favorable than the terms and conditions provided in this Agreement, in which case the Award will vest and become payable according to the terms of the applicable Award Agreement.  If the continuing entity does not so continue or replace this Award, the restriction period will lapse with respect to all units not vested at the time of the Change in Control or your termination, and all units will be payable according to paragraph 3.  In the event of a Change in Control, payment of the Award will be made in the common stock of the continuing entity (or the parent thereof, as applicable) when due according to the applicable Award Agreement, or in cash if such continuing entity (or the parent thereof, as applicable) does not maintain common stock.

4.                                       Nontransferability.  The restricted stock units awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to payment.

5.                                       Stockholder Rights; Dividend Units.  With respect to the awarded restricted stock units, you are not a shareholder and do not have any voting rights.  You will, however, receive notional dividend units on the awarded units equal to the amount of dividends paid on OfficeMax’s common stock.  Notional dividends paid on your restricted stock units will be accumulated in a bookkeeping account without interest until the payment of the underlying restricted stock units is made under paragraph 3.  Dividend units paid on forfeited restricted stock units will be forfeited.

6.                                       Settlement of RSUs.  Except as provided in paragraph 4, vested restricted stock units will be paid to you in whole shares of OfficeMax common stock.  Partial shares, if any, and dividend units will be paid in cash.

7.                                       Payment of Taxes.  You acknowledge and agree that you are responsible for the tax consequences associated with the award and vesting of units.  It is the intention of OfficeMax that this Award not result in taxation under Code Section 409A, and the regulations and guidance promulgated thereunder, and the Award shall be interpreted so as to comply with the requirements of such Section.  Notwithstanding anything to the contrary herein, to the extent that any provision of this Award would otherwise result in taxation under Code Section 409A, such provision shall be deemed null and void.  By accepting this Award, you agree that in the event that amendment of this Award is required in order to comply with Code Section 409A, you shall negotiate in good faith with OfficeMax with respect to amending the Award, provided that OfficeMax shall not be required to assume any increased economic burden in connection with any such amendment.

8.                                       Use of Personal Data.  By executing this Agreement, you hereby agree freely, and with your full knowledge and consent, to the collection, use, processing and transfer (collectively, the “Use”) of certain personal data such as your name, compensation, nationality and job title, along with details of all past awards and current awards outstanding under the Plan (collectively, the “Data”), for the purpose of managing and administering the Plan.  You further acknowledge and agree that OfficeMax and/or any of its Affiliates may make Use of the Data amongst themselves and/or any other third parties assisting OfficeMax in the administration and management of the Plan (collectively, the “Data Recipients”).  In keeping therewith, you hereby further authorize any Data Recipient, including Data Recipients located in foreign jurisdictions, to continue to make Use of the Data, in electronic or other form, for the purposes of administering and managing the Plan, including without limitation, any necessary Use of such Data as may be required for the subsequent holding of shares on your behalf by a broker or other third party with whom you may elect to deposit any shares acquired through the Plan.

OfficeMax shall, at all times, take all commercially reasonable efforts to ensure that appropriate safety measures shall be in place to ensure the confidentiality of the Data, and that no Use will be made of the Data for any purpose other than the administration and management of the Plan.  You may, at any time, review your Data and request necessary amendments to such Data.  You may withdraw your consent to Use of the Data herein by notifying OfficeMax in writing at the address specified in paragraph 10; however by withdrawing your consent to use Data, you may affect your eligibility to participate in the Plan.

By executing this Agreement you hereby release and forever discharge OfficeMax from any and all claims, demands, actions, causes of action, damages, liabilities, costs, losses and expenses arising out of, or in connection with, the Use of the Data including, without limitation, any and all claims for invasion of privacy, defamation and any other personal, moral and/or property rights.

9.                                       Acceptance of Terms and Conditions.  You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before August 31, 2008, or the Award will be forfeited.  Return your executed Agreement to:  Pam Delaney by mail at OfficeMax, 263 Shuman Boulevard, Naperville, Illinois 60563 or by fax at 1-630-647-3722.

OfficeMax Incorporated		Awardee

By:		Signature:

Perry Zukowski
	Executive Vice President,	Printed
	Human Resources	Name:

Date: